Exhibit 10.24

SERIES I CCPS INVESTMENT AGREEMENT

This Series I CCPS Investment Agreement (“Agreement”) is executed on this 19 day of September, 2016.

By and amongst:

(1)	AZURE POWER GLOBAL LIMITED, a company organized and existing under the laws of Mauritius (hereinafter referred to as the “Company”, which expression shall mean and include its executors, assigns and successors-in-interest) having its principal office at 1st Floor, The Exchange, 18 Cybercity, Ebene, Mauritius;

(2)	MR. INDERPREET SINGH WADHWA, son of Mr. Harkanwal Singh Wadhwa, residing at J-57, Saket, New Delhi – 110017 (“IW”), MR. HARKANWAL SINGH WADHWA, son of Late Mr. Manohar Singh Wadhwa, residing at C-2324 Ranjit Ave, Amritsar, Punjab (“HW”) and IW GREEN INC., a company established under the laws of the United States, having its principal office at 341, Raven Circile, Wyoming, Zip Code 19934, Kent, United States of America (“IW Green”) (IW, HW and IW Green hereinafter collectively referred to as the “Sponsors”, which expression shall mean and include their successors, legal heirs and permitted assigns); and

(3)	IFC GIF INVESTMENT COMPANY I, a company established under the laws of Mauritius, having its principal office at C/o Cim Fund Services Ltd, 33 Edith Cavell Street, Port Louis, Mauritius (“Investor”).

The Sponsors, the Investor and the Company shall hereinafter be collectively referred to as “Parties” and individually be referred to as “Party”.

WHEREAS:

A.	The Company, the Sponsors, the Investor and other shareholders of the Company have entered into the Existing Shareholders’ Agreement (as defined hereinafter) for regulating the management and control of the affairs of the Company and certain other rights and obligations inter se in accordance with the terms and conditions set out therein.

B.	The Investor has subscribed to 111,071 Series H CCPS issued by the Company pursuant to the terms of subscription agreement dated June 24, 2015 executed amongst the Investor, the Sponsors and the Company (“First AMC Subscription Agreement”).

C.	Pursuant to the Company’s expansion plan, the Investor has agreed to make further investment in the Company and subscribe to Series I CCPS of the Company on the terms and conditions set forth in this Agreement.

D.	Pursuant to the above investment by the Investor, the Parties and other shareholders of the Company have also agreed to amend the Existing Shareholders’ Agreement.

E.	The Parties are desirous of reducing to writing the terms and conditions of Investor’s subscription of the Series I CCPS in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH AND IT IS HEREBY AGREED BY AND AMONGST THE PARTIES AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1.	Definitions:

Wherever used in this Agreement, the following terms have the following meanings:

“Amendment to SHA” means the amendment agreement dated on or around the date of this Agreement to the Existing Shareholders’ Agreement;

“APGL Sharing Agreement” means the agreement dated July 22, 2015 executed amongst the Investor and the Other Investors in relation to the re-distribution of proceeds of the liquidation event by the parties thereof;

“Cancellation Date” means October 31, 2016;

“Cash Management Plan” has the meaning as set forth under Clause 3.1(h);

“Company Indemnification Event” has the meaning as set forth under Clause 5.1;

“Existing Shareholders’ Agreement” means the shareholders’ agreement dated July 22, 2015 entered into amongst the Company, the Sponsors, the Investor and the Other Investors as amended by amendment agreement dated February 8, 2016, amendment agreement dated March 30, 2016 and amendment agreement dated September 5, 2016;

“Indemnified Parties” has the meaning as set forth under Clause 5.1;

“Indemnity Insurance” has the meaning as set forth under Clause 3.2(d); “Losses” has the meaning as set forth under Clause 5.1;

“New Equity Investment” means amounts raised by the Company in the QIPO or by issue of Equity Securities of the Company to any Person, including Caisse de dépôt et placement du Québec or its affiliates, before the expiry of 24 months from the Subscription Date, provided however, this shall not include any proceeds received by the Investors pursuant to any Transfer of Equity Securities held by the Investors and/or any investments made by any Person directly in any Subsidiary of the Company developing and/or operating solar power projects;

“Other Investors” means International Finance Corporation, Helion Venture Partners II, LLC, FC VI India Venture (Mauritius) Ltd., DEG – Deutsche Investitions –Und Entwicklungsgesellschaft MBH and Société de Promotion et de Participation pour la Coopération Économique S.A.;

“Series I CCPS” means fully paid compulsorily convertible preference shares of the Company, having the rights, preferences and privileges as set forth in Schedule I and the Shareholders’ Agreement;

“Shareholders’ Agreement” means collectively, the Existing Shareholders’ Agreement and the Amendment to SHA;

“Sponsor Lock-in Agreement” means the agreement dated July 22, 2015 between, inter alia, the Investor, International Finance Corporation, Helion Venture Partners II, LLC, FC VI India Venture (Mauritius) Ltd., IW and IW Green Inc., as amended by an amendment agreement dated July 23, 2015, amendment agreement dated April 16, 2016 and amendment agreement dated September 5, 2016 with respect to the lock-in and distribution of proceeds from the sale of equity shares held by IW Green in the Company;

“Subscription Amount” has the meaning as set forth under Clause 2.1;

“Subscription Date” has the meaning as set forth under Clause 2.2;

“Subscription Notice” has the meaning as set forth under Clause 2.2;

“Subscription Price” has the meaning as set forth under Clause 2.1; and

“Subscription Shares” has the meaning as set forth under Clause 2.1.

1.2.	Interpretation

(a)	Capitalized terms used but not specifically defined herein shall have the same meaning assigned to them in the First AMC Subscription Agreement;

(b)	A reference to an Annex, Article, party, Schedule or Section is a reference to that Article or Section of, or that Annex, party or Schedule to, this Agreement;

(c)	This Agreement may be executed in counterparts, each of which when executed and delivered shall be an original, but together shall constitute one and the same instrument;

(d)	A reference to any agreement, including this Agreement, is a reference to that agreement and all schedules, appendices and the like incorporated therein, as the same may be amended, modified, supplemented, waived, varied, added to, substituted, replaced, renewed or extended from time to time;

(e)	Headings are for convenience only and do not affect the interpretation of this Agreement;

(f)	Words importing the singular include the plural and vice versa; and

(g)	A reference to the word “include” shall be construed without limitation.

2.	SUBSCRIPTION

2.1.	On the terms and subject to the conditions of this Agreement, the Investor agrees to subscribe and pay for an aggregate of 55,535 fully paid Series I CCPS (the “Subscription Shares”), each at an issue price of USD 450.16 (Dollar Four Hundred Fifty Point One Six) (the “Subscription Price”). The aggregate consideration payable by the Investor for the subscription of the Subscription Shares shall be US$ 25,000,000 (Dollar Twenty-Five Million) (the “Subscription Amount”).

2.2.	Subject to the terms of this Agreement and the satisfaction of or waiver by the Investor of the conditions of subscription set forth in Clause 3.1 (Conditions Precedent to Subscription), either:

(a)	the Company may request the Investor to subscribe for the Subscription Shares as set out in Clause 2.1 and pay the Subscription Price for the Subscription Shares, by delivering a written notice in the form set forth in Schedule II (“Subscription Notice”) to the Investor; or

(b)	the Investor may, at any time, in its sole discretion and without request by the Company, deliver a Subscription Notice to the Company specifying the number of Subscription Shares that it wishes to subscribe subject to the maximum number as set out in Clause 2.1, at least fifteen (15) Business Days prior to the date of subscription of the Subscription Shares specified in such Subscription Notice (“Subscription Date”).

2.3.	If a Subscription Notice is delivered by the Company to the Investor in accordance with Clause 2.2(a) or the Investor delivers a Subscription Notice to the Company in accordance with Section 2.2(b), then the Company shall be obliged to issue, and the Sponsors shall ensure that the Company issues to the Investor and the Investor shall be obliged to subscribe to and pay the Subscription Price for, such number of the Subscription Shares as specified in the Subscription Notice on the Subscription Date and the Company shall and the Sponsors shall ensure that the Company takes all necessary corporate and other actions, including but not limited to all appropriate steps to ensure that a meeting of the Company’s shareholders or a meeting of the board of directors, as applicable, is promptly convened, to ensure that the Subscription Shares are issued to the Investor on the Subscription Date, in accordance with the terms of this Agreement.

2.4.	On the Subscription Date, the following events shall take place:

(a)	the Investor shall pay the amount equal to the Subscription Price multiplied by the number of Subscription Shares specified in the Subscription Notice in Dollars to the following account of the Company:

Company Account (IBAN):

Bank Name: Barclays Bank Mauritius Limited

Bank Address: International Banking, 1ST Floor, Barclays House, Barclays House,

68-68A, Cybercity Ebene, Mauritius

SWIFT Code: BARCMUMU0BU,

or such other account specified in the Subscription Notice; and

(b)	the Company shall:

(i)	issue to the Investor, or as the Investor directs, the Subscription Shares free of all Liens or other encumbrances or rights of third parties and record the Investor as the legal and beneficial owner of the Subscription Shares in the Company’s share register;

(ii)	deliver to the Investor, or as the Investor directs: (A) a share certificate in customary form; and (B) a certified copy of the Company’s share register, evidencing the Investor’s valid title to the Subscription Shares, free of all Liens or other encumbrances or rights of third parties; and

(iii)	provide the Investor with a certificate copy of the resolutions passed by the board of directors and the shareholders of the Company for the issue and allotment of the Subscription Shares to the Investor;

The Parties agree that the fulfillment of the obligations of the Company set forth in Clause 2.4 (b) (i) through (iii) above are conditions precedent to the application of any funds disbursed by the Investor under Clause 2.4(a) to the subscription for the Subscription Shares and that, accordingly, any funds disbursed in accordance with Clause 2.4(a) shall be held in trust by the Company (for the benefit of the Investor) until the acts set forth in Clause 2.4(b)(i) through (iii) have been performed and the Investor has notified the Company in writing that such funds can be released to the Company, and in the event that such acts are not performed as soon as practicable, and in any event within three (3) Business Days from any such disbursement of funds by the Investor, the Company shall, upon the Investor’s request, immediately return the funds disbursed in accordance with Clause 2.4(a) to the Investor, unless instructed otherwise by the Investor.

2.5.	All transactions contemplated by this Agreement to be consummated at the Subscription Date shall be deemed to occur simultaneously and no such transaction shall be consummated unless all such transactions are consummated on the Subscription Date.

2.6.	The Company shall pay all Taxes, fees or other charges payable on or in connection with the execution, issue, subscription, delivery, registration, translation or notarization of this Agreement, the Amendment to SHA, the Company’s Charter, the Subscription Shares and any other documents related to this Agreement, the Shareholders’ Agreement or the Company’s Charter.

2.7.	The Company shall undertake all post-issue filings and other requirements associated with the issuance of the Subscription Shares in the time prescribed for the same under Applicable Law.

2.8.	If the Company, for any reason, does not issue the Subscription Shares as set forth in Clause 2.4, including by reason of failure of the Company’s shareholders to authorize such issuance, such failure to issue the Subscription Shares shall constitute a breach of the Company’s obligations under this Agreement, and the Investor shall have the right to exercise any and all rights or legal or equitable remedies of any kind which may accrue to it against the Company. It is clarified that provisions of this Clause 2.8 shall not apply if, upon reasonable satisfaction (or waiver by the Investor) of the conditions of subscription set forth in Clause 3.1 (Conditions Precedent to Subscription), the Investor does not subscribe to the Subscription Shares within Subscription Date.

2.9.	Until the Subscription Shares have been subscribed and issued or the right of the Company to request the subscription has been cancelled as provided in Clause 2.10 (Cancellation of Subscription), whichever occurs first, the Company shall conduct its business in the ordinary course and shall use, and shall ensure that each of its Subsidiaries to use, its reasonable best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees.

2.10.	Cancellation of Subscription

(a)	The Investor may, by written notice to the Company, cancel the right of the Company to request the Investor to subscribe for any Subscription Shares:

(i)	if at any time, in the reasonable opinion of the Investor, anything has occurred which has or may reasonably be expected to have a Material Adverse Effect or there exists any situation which indicates that performance by the Company, its Subsidiaries or the Sponsors of their respective obligations under this Agreement or the Shareholders’ Agreement, or the Company’s Charter or the constitutional documents of IW Green cannot be expected; or

(ii)	in any case, at any time on or after the Cancellation Date.

(b)	Upon any such cancellation, each Party’s further rights and obligations shall terminate immediately, provided that such termination shall not affect a Party’s accrued rights and obligations at the date of termination and shall be without prejudice to any and all rights or legal or equitable remedies of any kind which may accrue to the Investor against the Company and provided that the provisions of Clause 5 (Miscellaneous) shall survive such termination.

2.11.	Use of Proceeds

The Company shall, and the Sponsors shall ensure that the Company, utilizes the funds received from the subscription of Subscription Shares for the development and construction of existing solar power generation projects that have been undertaken by the Subsidiaries in a manner set out in Annexure A and the Cash Management Plan.

It is clarified that the funds received from the subscription of the Subscription Shares shall not be utilized by the Company for the redemption of any compulsorily convertible debentures issued by the Company, Series E CCPS or the Series G CCPS.

3.	CONDITIONS OF SUBSCRIPTION

3.1.	Conditions Precedent to Subscription

The obligation of the Investor to subscribe to the Subscription Shares is subject to the fulfillment, to the Investor’s satisfaction (at their sole discretion), prior to or concurrently with the subscription of the Subscription Shares in accordance with Clause 2.1, of the following conditions:

(a)	Representations and Warranties. The representations and warranties made by the Company and the Sponsors herein, and in any schedule, exhibit or certificate delivered by the Company and the Sponsors pursuant to this Agreement, remain true, accurate and not misleading immediately prior to the subscription of the Subscription Shares by the Investor.

(b)	Performance; No Breaches. All of the agreements and covenants of the Company and the Sponsors to be performed prior to the Investor Subscription pursuant to each Transaction Document have been duly performed in all material respects, and no breach (or any event which, with notice, lapse of time, the making of a determination or any combination, would become a breach) under any Transaction Document has occurred and is continuing.

(c)	Authorizations. All Authorizations needed by the Company and the Sponsors to execute, perform and comply with its obligations under this Agreement have been obtained and are in full force and effect.

(d)	No Material Adverse Effect. Nothing has occurred which has or may reasonably be expected to have since the date of this Agreement, a Material Adverse Effect.

(e)	Consent Letters. The Investor has received consent letters, in form and substance acceptable to the Investor, from other shareholders of the Company confirming the terms of issue of the Subscription Shares to the Investor and approval of the issue of the Subscription Shares to the Investor and waiving any pre-emptive rights that the other shareholders have under the Existing Shareholders’ Agreement and the Charter.

(f)	Transaction Documents. The Investor has received a counterpart of each of:

(i)	this Agreement;

(ii)	the Amendment to SHA; and

(iii)	the amendment agreement to the Sponsor Lock-In Agreement;

duly executed and delivered by all other parties thereto, all of which are or will be, on delivery by the Investor of its counterpart, fully effective and unconditional, and each is in form and substance satisfactory to the Investor.

(g)	Charter Documents. The Company has adopted an amended Charter, such amended Charter is fully effective, and such amended Charter is in form and substance satisfactory to the Investor and is consistent with the provisions of the Existing Shareholders’ Agreement as amended by the Amendment to SHA.

(h)	Cash Management Plan. The Company shall have adopted and provided to the Investor a ‘Cash Management Plan’ incorporating the conditions as set forth in Annexure A (Cash Management Plan and Use of Proceeds) that covers the use of proceeds from the subscription of the Subscription Shares by the Investor and cash management until completion of New Equity Investment, and such Cash Management Plan shall be in form acceptable to the Investor at its sole discretion.

(i)	Amendment to AGPL Sharing Agreement. The amendment agreement to the AGPL Sharing Agreement shall have been executed by the parties thereto and the Investor shall have received a duly executed counterpart, fully effective and unconditional, in form and substance satisfactory to the Investor.

3.2.	Conditions Subsequent to Subscription

(a)	Expenses. Within fifteen (15) days from the Subscription Date, the Company shall make payment to, or reimburse all fees and expenses of the Investor, and the invoiced fees and expenses of its counsel, as provided in Clause 5 (Miscellaneous);

(b)	Amending and Restating the Shareholders’ Agreement. Within 180 days from the Subscription Date, the Company shall and the Sponsors shall ensure that the Shareholders’ Agreement is amended and restated in entirety to incorporate the terms of the Amendment to SHA and provide to the Investor copies of such amended and restated Shareholders’ Agreement duly executed and delivered by all other parties thereto, all of which will be fully effective and unconditional, and in form and substance satisfactory to the Investor; and

(c)	Transaction Documents. Within 180 days from the Subscription Date, the Investor shall have received a counterpart of the amendment agreement to the Azure India SHA, duly executed and delivered by all other parties thereto, which will be fully effective and unconditional, and in form and substance satisfactory to the Investor.

(d)	Insurance Cover. The Sponsors shall make best efforts to obtain, within 90 days from the Subscription Date, at the cost and expense of the Company, an indemnity insurance policy from financially sound and reputable insurers (subject to the Investor’s reasonable satisfaction) in favour of the Investor (“Indemnity Insurance”) protecting the Investor against any Loss (as defined hereinafter) that may be imposed on, sustained, incurred or suffered by, or asserted against the Investor (whether in respect of third party claims, claims between the parties hereto, or otherwise) in relation to a Company Indemnification Event. The Parties agree that Indemnity Insurance cover to be obtained pursuant to this Clause 3.2 (d) (Insurance Cover) shall be for an amount equal to 150% (One Hundred and Fifty per cent) of the Subscription Amount or such other lower amount as may be agreed between the Parties, provided that the Indemnity Insurance cover shall not be less than an amount equal to 100% (One Hundred per cent) of the Subscription Amount.

(e)	Lender Consent. Within sixty (60) days from the Subscription Date, the Company shall and the Sponsors shall ensure that the Company delivers to the Investor copies of (i) the notifications to the lenders of the Company and its Subsidiaries about the execution of the Amendment to SHA and (ii) written consents for the Company and the Sponsors to enter into the Amendment to SHA, if required by the terms of the credit facilities obtained by the Company and/or the Subsidiaries.

4.	REPRESENTATION AND WARRANTIES

4.1.	Each of the Company and the Sponsors hereby jointly and severally represent and warrants to the Investor that the statements contained in Clause 4.1 (a) through (h) are true, accurate and not misleading with respect to the Company and the Sponsors as of the date of this Agreement and will remain true, accurate and not misleading immediately prior to the subscription of Subscription Shares by the Investor.

(a)	Organization and Authority. Each of the Company and its Subsidiaries is a legal entity duly organized and validly existing under the laws of its place of incorporation and has the corporate power and authority to own its assets, conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Agreement.

(b)	Validity. This Agreement has been duly authorized and executed by the Company and the Sponsors and constitutes their valid and legally binding obligation, enforceable in accordance with its terms.

(c)	No Conflict. The execution and performance by the Company and the Sponsors of any of its obligations under this Agreement to which it/they is/are a is a party, including the issuance to the Investor of any of the Subscription Shares upon subscription thereof, do not: (i) conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default, or require any consent under, any indenture, mortgage, agreement or other instrument or arrangement to which it (any Subsidiary of the Company) is a party or by which it is bound; (ii) violate any of the terms or provisions of the Charter (if applicable); or (iii) violate any Authorization, judgment, decree or order or any statute, law, rule, regulation or requirement applicable to it. Provided that the transfer of Equity Securities held by the Sponsors in the Company and/or AZI and/or transfer of the equity securities of the Subsidiaries held by the Company (directly or indirectly) may require the consent of (i) the lenders to the relevant Subsidiaries of the Company; and/or (ii) the counter parties to the relevant power purchase agreements entered into by such Subsidiaries.

(d)	Status of Authorizations. All Authorizations needed by the Company or the Sponsors and/or any of its Subsidiaries to conduct its business and to enable the Company and the Sponsors to execute, perform and comply with their respective obligations under this Agreement have been obtained and are in full force and effect and there are no facts or circumstances which indicate that any of such Authorizations would or might be revoked, cancelled, varied or not renewed.

(e)	Investor Consent. The Company and the Sponsors have not taken any action and are not aware of any action being taken by any other Investor that could reasonably be expected to prevent, impair or materially delay the ability of the Company to consummate the transaction contemplated by this Agreement.

(f)	Subscription Shares. The issuance of the Subscription Shares has been duly and validly authorized by all necessary corporate actions of the Company and when issued, sold and delivered in accordance with the terms of this Agreement, the Subscription Shares will be duly and validly issued, fully paid and non-assessable, free of all Liens and otherwise freely transferable, subject to the Shareholders’ Agreement and the Charter of the Company.

(g)	Capital Structure: The capitalization of the Company is as set out in Schedule III and Schedule III accurately sets out the number and type of Equity Securities of the Company owned by, and the name of, each holder of Equity Securities, both before and after the subscription of the Subscription Shares by the Investor.

4.2.	Investor Reliance

(a)	The Company and the Sponsors acknowledge that they makes the representations and warranties under Clause 4.1 (Representations and Warranties) with the intention of inducing the Investor to enter into this Agreement and the Shareholders’ Agreement and to subscribe to the Subscription Shares and that the Investor enters into this Agreement and the Shareholders’ Agreement and will subscribe to the Subscription Shares on the basis of, and in full reliance on, each of such representations and warranties.

(b)	Each of the representations and warranties is to be construed independently and (except where this Agreement provides otherwise) is not limited by any provision of this Agreement or another representation and/or warranty.

4.3.	Survival of Representations and Warranties

The representations and warranties set forth in this Clause 4 or made in writing by or on behalf of the Company and the Sponsors in connection with the transactions contemplated by this Agreement shall continue in full force and effect and survive the subscription to the Subscription Shares by the Investor.

5.	INDEMNITY

5.1.	The Company hereby agrees to, indemnify, defend and hold harmless the Investor and its officers, directors, employees, representatives and agents (“Indemnified Parties”) from, against and in respect of any damages, losses, diminution in value, charges, liabilities, claims demands, actions, suits, proceedings, payments, judgments, settlements, assessments, deficiencies, interest and costs and expenses (including reasonable attorneys’ fees) (collectively “Losses”) imposed on, sustained, incurred or suffered by, or asserted against, the Indemnified Parties (whether in respect of third party claims, claims between the parties hereto, or otherwise) directly or indirectly relating to or arising out of any breach by the Company of any representation or warranty or covenant of the Company in this Agreement (“Company Indemnification Event”). Provided however that the aggregate liability of the Company pursuant to this Clause 5.1 shall not exceed the Subscription Amount.

5.2.	The Company further agrees to indemnify the Indemnified Parties against any costs and expenses incurred by the Indemnified Party in relation to efforts to enforce or protect its rights under this Agreement, or the exercise of its rights or powers consequent upon or arising out of any breach of this Agreement including legal and other professional consultants’ fees on a full indemnity basis.

5.3.	The Sponsors hereby agree that they shall, jointly and severally, indemnify, defend and hold harmless the Indemnified Parties from, against and in respect of any Loss imposed on, sustained, incurred or suffered by, or asserted against, the Indemnified Parties (whether in respect of third party claims, claims between the parties hereto, or otherwise) directly or indirectly relating to or arising out of (a) failure by the Sponsors to sign the Transaction Documents to which the Sponsors’ are parties, in a timely manner, and/or (b) wilful misrepresentation or fraud by the Sponsors under this Agreement.

5.4.	Without limiting any of the foregoing, in the event any Loss is imposed on, sustained, incurred or suffered by or against the Indemnified Parties in relation to a Company Indemnification Event after the receipt of the Indemnity Insurance in accordance with Clause 3.2(d), the Indemnified Parties shall have the right (exercisable at their sole discretion and without prejudice to any other right that the Indemnified Parties may have under the Applicable Law or in equity) to make an indemnity claim for a Company Indemnification Event for payment either: (i) against the Company and/or, the Sponsors to the extent mentioned in Clause 5.3; or (ii) under the Indemnity Insurance, but not both. Having claimed indemnity once, the Indemnified Parties shall be barred from claiming indemnity again for the same Company Indemnification Event.

5.5.	The remedies set forth in this Clause 5 shall be without prejudice to all the rights and remedies that the Indemnified Parties may have under Applicable Law and shall not be the sole and exclusive remedies of Indemnified Party for any breach of or any matter relating to any representation or warranty contained in this Agreement. The Indemnified Parties shall be entitled to pursue any remedy that is available to it under Applicable Law.

6.	CONTINUING OBLIGATIONS

This Agreement shall be in addition to the understanding set out in the Transaction Documents to the limited extent set out herein and all other conditions of the Transaction Documents shall continue to remain applicable and binding on the Parties. This Agreement shall be deemed to be a part of the Transaction Documents and notwithstanding anything in the Transaction Documents, any reference to the Transaction Documents shall be deemed to include a reference to this Agreement.

7.	MISCELLANEOUS

The following provisions of Article V (Miscellaneous) of the First AMC Subscription Agreement shall be deemed to apply mutatis mutandis to this Agreement: Section 5.01 (Notices), Section 5.02 (Saving of Rights), Section 5.03 (English Language), Section 5.04 (Applicable Law and Arbitration), Section 5.05 (Immunity), Section 5.06 (Announcements), Section 5.07 (Successors and Assigns), Section 5.08 (Amendments, Waivers and Consents), Section 5.09 (Counterparts), Section 5.10 (Expenses) and Section 5.12 (Invalid Provisions).

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties mentioned below, acting through their duly authorized representatives, have caused this Agreement to be signed in their respective names, as of the date first written above.

AZURE POWER GLOBAL LIMITED

By:	/s/ INDERPREET SINGH WADHWA
Name:	INDERPREET SINGH WADHWA
Title:	CEO

MR. INDERPREET SINGH WADHWA

/s/ INDERPREET SINGH WADHWA

MR. HARKANWAL SINGH WADHWA

/s/ HARKANWAL SINGH WADHWA

IW GREEN INC

By:	/s/ INDERPREET SINGH WADHWA
Name:	INDERPREET SINGH WADHWA
Title:

Signature Page - Series I CCPS Investment Agreement dated 19 September 2016 entered into between Azure Power Global Limited, Mr. Inderpreet Singh Wadhwa, Mr. Harkanwal Singh Wadhwa, IW Green INC and IFC GIF Investment Company I.

IN WITNESS WHEREOF, the parties mentioned below, acting through their duly authorized representatives, have caused this Agreement to be signed in their respective names, as of the date first written above

IFC GIF INVESTMENT COMPANY I

By:	/s/ Ruth E. Horowitz
Name:	Ruth E. Horowitz
Title:

Signature Page - Series I CCPS Investment Agreement dated 19 September 2016 entered into between Azure Power Global Limited, Mr. Inderpreet Singh Wadhwa, Mr. Harkanwal Singh Wadhwa, IW Green INC and IFC GIF Investment Company I.

ANNEXURE A

CASH MANAGEMENT PLAN AND USE OF PROCEEDS

The following is based on Azure’s estimates as of September 10, 2016 and are subject to change

Uses of Cash					FY 16-17
Project Name	Capacity	FC Date	SCOD	Equity	Q1	Q2	Q3	Q4	Total
	MW			US $ Mn	US $ Mn	US $ Mn	US $ Mn	US $ Mn	US $ Mn
Punjab 4*	150	16-Jun	17-Jan	11.2	11.2	0.0			11.2
Andhra Pradesh 2	100	16-Sep	17-Apr	34.0	0.0		34.0		34.0
Uttar Pradesh 2	50	16-Sep	17-May	9.7		0.0	9.7		9.7
Maharashtra 1	7	16-Jun	16-Aug	2.0	2.0	0.0			2.0
Delhi Metro	14	16-Sep	17-Mar	8.0	0.0	2.0	3.0	3.0	8.0
GEDCOL- Orissa Rooftop	4	16-Sep	17-Mar	1.0		1.0			1.0
Andhra Pradesh 3	50	16-Dec	17-Jul	13.0		4.0		9.0	13.0
Telangana 1	100	16-Dec	17-Jul	28.0		4.0		24.0	28.0
Uttar Pradesh 3	40			4.0		4.0
Delhi Jal Board	16			1.0		1.0

	531			111.9	13.2	16.0	46.7	36.0	111.9

Corporate Overheads					3.1	4.0	4.0	4.0	15.1
Bid Expenses*					1.1	0.0	0.0	0.0	1.1
New Pipeline Development **						0.0	0.0	0.0	0.0
IFC/DEG CCD Exist							9.6	14.4	24.0
IPO/ Private Equity Raise Expenses ***								3.5	3.5

Cash Used					17.4	20.0	60.3	57.9	155.6

IPO Size = 100

Note: Azure has put in certain prequalifying bids on certain projects. If these prequalifying bids are attractive enough, Azure will be invited to bid a PPA price in the auctions for those specific projects. Each bidder is expected to start at their prequalifying bid and bid lower to win. However, if Azure’s prequalifying bid ends up to be the lowest bid (even if Azure does not lower its PPA bid price below its prequalifying bid in the auction), Azure may have to come up with $20m-$25m of incremental equity to finance these new wins. However, the risk in this respect is limited as Azure has historically not won projects as the lowest bidder and its pre-qualifying bids have tended to be good enough to be accepted into the auction, but not low enough to end up as the lowest price in the auction.

*	Per the above note, Azure will not participate in new bids post closure of Series I, but there are some on file that could add to Azure’s cash requirements in Q3 and Q4.
**	Per the above note, Azure will not participate in new bids post closure of Series I, but there are some on file that could add to Azure’s cash requirements in Q3 and Q4.
***	These are estimates for the actual expenses Azure will have to pay.

Sources of Cash		FY 16-17					FY17=18
	Opening Balance	Q1	Q2	Q3	Q4	Total
Cash on Balance Sheet (March 31, 2016 balance)
-Cash committed for Project under construction	$20.9
-Cash in generating SPVs (Note 1)^	$16.4	$16.4	$16.0
-Cash for meeting Corporate Overheads, APGL expenses & Bids	$6.6
-Free Cash available for Investment	$2.6
Cash From Operations- Generation		($0.4)	$5.4	$2.1	$3.0	$10.0	$27.4
Release of Restricted Cash	$0.0	$0.0				$0.0	$2.1
Release of Equity from Projects Funded with 100% equity			$0.4		$2.2	$2.7
EPC Revenues Received				$0.9	$17.4	$18.3	$47.4
Hanwha **		$14.0		$5.7	$5.7
Series I^^			$25.0
FMO *					$27.5
GE ***					$18.0

Cash Generated		$13.6	$30.8	$8.7	$73.7

Closing Cash	$46.5	$42.7	$53.5	$1.9	$17.7

Note 1: Cash in generating SPVs is cash held at the project SPV level and not dividended up to the holdco for tax reasons. Total cash as reported on the balance sheet is the sum of cash held at the project SPV level plus immediately available cash at the holdco.

*	The company has not received investor consent on this transaction at this point. FMO has indicated interest to finance up to EUR 50 million.
**	UP2 is likely to close in Q2 and AP3 in Q3. Further projects are subject to the outcome of CDPQ and/or IPO.
***	This will be discussed with GE post conclusion of CDPQ/IPO and completion of the Karnataka 130MW project.

^ FX Rate used USD/INR = 66.25

SCHEDULE I

TERMS AND CONDITIONS OF SERIES I CCPS

All capitalized terms used herein but not defined shall have the meaning given to them under the Shareholders’ Agreement. Reference to a paragraph under this Schedule shall be a reference to the paragraph of this Schedule.

1.	Issue Price

The Series I CCPS shall have the issue price of USD 450.16 (Dollars Four Hundred Fifty Point One Six) (the “Series I CCPS Issue Price”).

2.	Dividend

Each of the holders of Series I CCPS shall be entitled to receive a dividend of 8% in USD (eight per cent) per annum on a cumulative basis calculated on the Series I CCPS Issue Price. Subject to the Applicable Law, each holder of Series I CCPS shall be individually entitled, in addition and cumulative to the above, to participate in the distribution of the profits of the Company if made to the other shareholders (including the holders of Equity Shares and compulsorily convertible preference shares, but excluding Proparco CCPS) of the Company assuming that all Series I CCPS have been converted to Equity Shares at the Normal Conversion Factor set out below.

Pursuant to the above, it is clarified that the Company shall not declare, pay or set aside any dividends on Shares of any other class or kind of share capital (other than Proparco CCPS) unless the holders of the Series I CCPS first receive (on a pari passu basis with the holders of Series H CCPS) a dividend on each Series I CCPS equal to the sum of: (i) 8% in USD (eight per cent) per annum on a cumulative basis calculated on the Series I CCPS Issue Price; and (ii) the corresponding dividend that the holders of Series I CCPS would receive (assuming that all Series I CCPS have been converted to Equity Shares at the Normal Conversion Factor)if the profits of the Company are distributed to the other Shareholders of the Company.

The dividend pay-out as set out under this paragraph 2 shall be payable in cash or in kind, as the Board of the Company declares.

3.	Term

Unless converted in accordance with the terms of this Schedule, the Charter of the Company and the Applicable Law, the term of the Series I CCPS shall be a maximum of 20 (twenty) years from their respective date of issuance.

4.	Voting

4.1	The holders of Series I CCPS shall be entitled to attend all meetings of Shareholders of the Company. Holders of Series I CCPS shall be entitled to vote on all matters which affect their rights directly or indirectly. The voting rights of each Series I CCPS on every resolution placed before the Company shall, to the extent permissible under the Applicable Law, be in proportion to the percentage in the share capital of the Company that such Series I CCPS represents, assuming that the Series I CCPS have been converted into Equity Shares of the Company on the basis of the Normal Conversion Factor set out below.

4.2	From the date of conversion of the Series I CCPS into Equity Shares, the voting percentage of their holders in the Company shall be in proportion to their shareholding in the Company.

5.	Conversion

5.1	The Series I CCPS may be convertible into Equity Shares of the Company at any time at the option of the holders of the Series I CCPS in accordance with paragraph 5.2. Any Series I CCPS that have not been converted into the Equity Shares of the Company shall compulsorily convert into the Equity Shares of the Company in accordance with paragraph 5.3 below, upon the earlier of:

(i)	immediately prior to or simultaneously with or upon the completion of the listing of the Equity Shares pursuant to the QIPO or IPO, as recommended by the merchant bankers for such QIPO or IPO, such that the conversion of Series I CCPS provides its holders the return in terms of paragraph 5.3(i)(ii) or paragraph 5.3(i)(iii), as applicable; and

(ii)	the date which is 20 (twenty) years from the date of the issuance of Series I CCPS (the “Maturity Date”),

in each case in accordance with the terms of the Agreement. It is clarified that the Series I CCPS shall convert on the listing of the Equity Shares pursuant to the QIPO or IPO as approved by the Shareholders, if all existing Equity Securities (including the IFC Securities, Helion Securities, FC Securities, DEG Securities, Proparco Securities, the Series G CCPS and the Series H CCPS) convert on or before the date of conversion of the Series I CCPS.

5.2	Optional Conversion

(i)	The holders of the Series I CCPS shall severally have the right, at any time and from time to time at their sole option after issuance, to require the Company, by written notice (“Conversion Notice”), to convert their respective Series I CCPS into Equity Shares of the Company. A copy of the Conversion Notice shall also be sent to the Sponsors, Proparco, Helion, FC, DEG and IFC, who are the other Shareholders of the Company.

(ii)	In case the conversion occurs prior to the expiry of the Maturity Date, then the conversion shall be completed within a period of 21 (twenty-one) days from the date of the Conversion Notice.

(iii)	“Normal Conversion Factor”: The Series I CCPS will be convertible into the Equity Shares of the Company at an initial conversion ratio of 1:1 (i.e. 1 (one) Series I CCPS will convert into 1 (one) Equity Share), without being required to pay any amount for such conversion, and shall be adjusted for:

(i)	dividends declared and not paid in accordance with paragraph 2 above;

(ii)	share splits, recapitalization or similar events;

(iii)

the anti-dilution protection to the holders of Series I CCPS such that Series I CCPS convert into more number of Equity Shares to ensure that their shareholding in the Company on As If Converted Basis after conversion of CCDs and Proparco CCPS is same as before the conversion of CCDs and Proparco CCPS. This anti-dilution protection shall also be available to holders of Series I CCPS on the redemption or buy-back of CCDs and/or Proparco CCPS (where implemented without being converted into Equity Shares)

assuming such CCDs or Proparco CCPS as the case may be are converted into Equity Shares before their redemption or buy-back and shall be considered for the purpose of giving effect to this anti-dilution protection to the holders of Series I CCPS. For reference, the shareholding percentage on As If Converted Basis that is represented by Series I CCPS as of the Subscription Date is 6.49%.

The Normal Conversion Factor is specified based on the assumption that all the existing Equity Securities (including the IFC Securities, Helion Securities, FC Securities, DEG Securities, Proparco Securities, the Series G CCPS and the Series H CCPS) have converted on or before the date of conversion of the Series I CCPS.

(iv)	The Conversion Notice shall be dated and shall set forth:

(i)	The number of Series I CCPS in respect of which the holders of the Series I CCPS are exercising their right to conversion in accordance with this paragraph 5.2; and

(ii)	The number of Equity Shares of the Company that the Series I CCPS shall convert into.

(v)	Upon receipt of the Conversion Notice, the Company shall and the Sponsors shall ensure that the Company shall effect the relevant board and shareholders’ meeting and undertake all such acts and deeds as may be necessary to give effect to the provision of this paragraph 5.

(vi)	Upon receipt of the Conversion Notice, the Company shall effect the following:

(a)	Convening of a meeting of the board of directors, in which meeting the Company shall approve the following:

(A)	the conversion of the relevant Series I CCPS;

(B)	the cancellation of the share certificates representing such number of the Series I CCPS; and

(C)	the issuance and allotment of such number of Equity Shares of the Company that the Series I CCPS shall convert into,

in each case, as are mentioned in the Conversion Notice;

(b)	Cancellation of the share certificates of Series I CCPS in respect of which the conversion right is exercised in the Conversion Notice; and thereafter, issuance of share certificates to the holders of Series I CCPS to evidence such holders of the Series I CCPS as the owners of the Equity Shares issued upon conversion of their respective Series I CCPS as mentioned in the Conversion Notice;

(c)	Making all the requisite filings with the appropriate Authority;

(vii)	The Company and the Sponsors shall do all such acts and deeds as may be necessary to give effect to the provisions of this paragraph 5.

5.3	Automatic Conversion

(i)	Upon Listing

(i)	The Company shall forthwith convert all the Series I CCPS into Equity Shares, based on the applicable conversion rate as determined in accordance with this paragraph 5.3, if at any time after the issuance of the Series I CCPS, the Company has consummated an IPO/QIPO, provided that the shareholders of the Company have consented to such IPO/QIPO in accordance with the Agreement and the Charter of the Company. The Series I CCPS shall convert into Equity Shares of the Company immediately prior to or simultaneously with or upon the completion of the listing of the Equity Shares pursuant to the QIPO or IPO, as recommended by the merchant bankers for such QIPO or IPO, such that the conversion of Series I CCPS provides its holders the return in terms of paragraph 5.3(i)(ii) or paragraph 5.3(i)(iii), as applicable, provided that all the existing Equity Securities (including the IFC Securities, Helion Securities, FC Securities, DEG Securities, Proparco Securities, the Series G CCPS and the Series H CCPS) are converted on or before the date of conversion of the Series I CCPS.

For the purpose of this Schedule, QIPO means an initial public offering of the Company, which satisfies the following conditions: (i) the initial public offering results in the listing of the Equity Shares on the stock exchange acceptable to the Investor; (ii) the gross proceeds from the issuance of new Equity Shares in such initial public offering is not less than USD 100,000,000 (United States Dollars One Hundred Million); and (iii) the offering price of Equity Share represents a pre-money valuation of the Company of at least USD 450,000,000 (United States Dollars Four Hundred and Fifty Million).

(ii)	In the event an IPO/QIPO occurs on or before 30th July 2017, the applicable conversion ratio of the Series I CCPS shall be adjusted such that the holders of Series I CCPS shall receive such number of Equity Shares that is greater of: (a) the number of Equity Shares which provide holders of Series I CCPS a USD return of 25% per annum on a cumulative basis on the Series I CCPS Issue Price from the date of subscription of Series I CCPS (“Subscription Date”) till the actual date of conversion of Series I CCPS; wherein, the calculation of return shall include any dividend paid before the date of conversion to the holders of Series I CCPS, and the valuation of Equity Shares in order to calculate a USD return of 25% per annum on a cumulative basis shall be based on the price at which Equity Shares are offered to investors in the IPO/QIPO; or (b) the number of Equity Shares converted based on the Normal Conversion Factor.

(iii)	In the event an IPO/QIPO occurs after 30th July 2017, the applicable conversion ratio of the Series I CCPS shall be adjusted such that the holders of Series I CCPS shall receive such number of Equity Shares that is greater of: (a) the number of Equity Shares which provide holders of the Series I CCPS a USD return of 25% per annum on a cumulative basis on the Series I CCPS Issue Price for the period starting from the Subscription Date and ending on 30th July 2017 and a USD return of 18% per annum on a cumulative basis on the Series I CCPS Issue Price for the period commencing from 31st July 2017 and ending on the date of conversion; wherein, the calculation of return shall include any dividend paid before the date of conversion, and the valuation of Equity Shares to calculate the return to the holders of Series I CCPS shall be based on the price at which Equity Shares are offered to investors in the IPO/QIPO; or (b) the number of Equity Shares converted based on the Normal Conversion Factor.

(iv)	It is clarified that the provisions of paragraph 8 shall not apply in relation to the issuance of the Equity Securities in an IPO/QIPO.

(v)	Failure of Listing

In the event that:

(A)	the Company initiates the procedure for IPO/QIPO which has necessitated the conversion of the Series I CCPS into the Equity Shares of the Company; and

(B)	within the Listing Date, the IPO/QIPO does not complete such that the entire issued, paid up and subscribed share capital is not admitted to trading on a Relevant Market by the expiry of the Listing Date, then the Company and the Sponsors shall comply with the relevant provisions of the Agreement and shall undertake all necessary actions to ensure that the holders of the Series I CCPS are placed in the same position, and possess the same rights as set forth in this Schedule, as they otherwise had immediately prior to the conversion.

(ii)	On Maturity Date

On the Maturity Date, the applicable conversion ratio for the conversion of the Series I CCPS shall be the Normal Conversion Factor.

6.	Liquidation Preference

Upon the occurrence of a Liquidation Event A or Liquidation Event B with respect to the Company or its Subsidiaries and in accordance with the terms of the Agreement, the holders of the Series I CCPS shall receive in preference to the holders of Series A CCPS, Series B CCPS, Series C CCPS, Series D CCPS, Series F CCPS and other Equity Shares of the Company, the sum total of: (i) the amount equal to the aggregate Series I CCPS Issue Price paid by holders of the Series I CCPS for such Series I CCPS; and (ii) an amount that represents a return of 8% (eight per cent) in USD per annum on a cumulative basis on the aggregate Series I CCPS Issue Price from the date of issuance of such Series I CCPS till the date of the Liquidation Event A or Liquidation Event B, as reduced by any dividends paid before the occurrence of a Liquidation Event A or Liquidation Event B to the holders of such Series I CCPS. It is clarified that the rights of the holders of the Series I CCPS in relation to the Liquidation Preferences of the Company shall be: (A) subordinate to the rights of the holders of the CCDs and Proparco CCPS; and (B) pari passu to the rights of the holders of Series H CCPS.

7.	Transferability

Subject to the terms of this Agreement, the Series I CCPS shall be freely transferable to any Person, and the holders of the Series I CCPS may assign all or any of the Series I CCPS and any rights attaching under the Agreement, without the prior consent of any Person.

8.	Subscription Price Adjustment

8.1	If at any time on or prior to the expiry of 24 months from the Subscription Date, the Company issues Equity Securities to any other Person at an effective subscription price per Equity Share that is less than the 120% of the Series I CCPS Issue Price(as adjusted for share splits or similar reorganization of the share capital of the Company)(“New Issuance”), other than the issue of Equity Shares on the conversion of the Equity Securities existing as on the Subscription Date, then the holders of Series I CCPS shall be entitled to additional number of Series I CCPS (“New CCPS”), to be issued and allotted by the Company at no additional cost and amounts being paid by the holders of Series I CCPS such that the subscription price in USD paid by the holders of Series I CCPS for all Series I CCPS (i.e. including the New CCPS) held by them becomes equal to:

(a)	90% of the effective subscription price in USD of each Equity Share in the New Issuance, if the issue of New Issuance takes place within 12 months from the Subscription Date; or

(b)	the product of (A) 90%, less 0.8% for each month between 12 months and 24 months from the Subscription Date; and (B) the effective subscription price in USD of each Equity Share in the New Issuance, if the issue of New Issuance takes place after the expiry of 12 months from the Subscription Date but before the expiry of 24 months from the Subscription Date.

Provided however that, nothing contained in this paragraph 8.1 shall apply to the issue of Equity Securities to Caisse de dépôt et placement du Québec (CPDQ) or its Affiliates by the Company at a pre-money valuation of at least USD 365,000,000 (Dollars Three Hundred and Sixty-Five Million) of the Company. It is clarified that if there are more than 1 (one) New Issuances undertaken by the Company that entitles the holder of Series I CCPS for the issue of New CCPS as per above, then holders of Series I CCPS shall be entitled for only incremental benefits or adjustment to Series I CCPS Issue Price for any subsequent New Issuance after the benefits for the first such New Issuance are provide by the Company. It is further clarified that the determination of the subscription price or the effective subscription price shall be on a Fully Diluted Basis.

8.2	If at any time after the expiry of 24 months from the Subscription Date, the Company issues Equity Securities to any person at an effective issue price that is less than the Series I CCPS Issue Price (as adjusted for share splits or similar reorganization of the share capital of the Company and adjusted as per paragraph 8.1 above), other than the issue of Equity Shares on the conversion of the Equity Securities existing as on the Subscription Date, then the holders of Series I CCPS shall be entitled to New CCPS to be issued and allotted by the Company at no additional cost and amounts being paid by the holders of Series I CCPS such that the Series I CCPS Issue Price for all Series I CCPS (i.e. including the New CCPS) held by them based on broad-based weighted average method becomes equal to the effective issue price of new Equity Securities.

9.	Swap Option

If at any time within 24 months from the date of issue of the Series I CCPS, the Company issues the Equity Securities to any other Person (“Fresh Issue”), the holders of Series I CCPS shall have a right at their sole option to require the Company, by delivering a written notice

(“Fresh Issue Conversion Notice”) to the Company, to convert their respective Series I CCPS into the Equity Securities issued by the Company in such Fresh Issue at the conversion ratio of 1:1.Upon the issuance of the Fresh Issue Conversion Notice, the Company shall do all such acts and deeds as may be necessary to give effect to the provisions of this paragraph 9 simultaneous with the issue of Equity Securities in the Fresh Issue. For the avoidance of doubt, it is clarified that the Equity Securities issued upon conversion of the Series I CCPS shall rank pari passu in all respects with the Equity Securities issued by the Company in the relevant Fresh Issue.

SCHEDULE II

FORM OF SUBSCRIPTION NOTICE

[Letterhead of the Company/the Investor]

[Date]

IFC GIF Investment Company I

Attention: [●]

Ladies and Gentlemen:

Investment No.

Request for Investor Subscription No. _ (Equity)

1.	Please refer to the Series I CCPS Investment Agreement dated [●] executed amongst, inter alia, Azure Power Global Limited (the “Company”), the Sponsors and GIF Investment Company I (“Investor”). Terms defined in the Agreement, including terms defined by reference to any other Transaction Document (as defined in the First AMC Subscription Agreement), have their defined meanings wherever used in this request.

2.	In accordance with the provisions of the Agreement [and the enclosed resolution of the Company’s [board of directors]/[shareholders]], the Company requests the subscription of [●] of Subscription Shares each at the Subscription Price. Therefore, the Company requests the Investor to pay [USD 25,000,000] [Dollars Twenty Five Million] on the Subscription Date to [●], for credit to the Company’s account no. [●].

3.	The Subscription Date for the subscription of Subscription Shares [contemplated by this Subscription Notice] shall be [●].

4.	For the purpose of Clause 3.1 (Conditions Precedent to Subscription) of the Agreement, the Company certifies as follows:

(a)	the representations and warranties made in Clause 4 of the Agreement and in any schedule, exhibit or certificate, delivered by the Company pursuant to the Agreement are true, accurate and not misleading in all respects on and as of the date of this request with the same effect as if such representations and warranties had been made on and as of such date;

(b)	all of the agreements and covenants of the Company to be performed prior to the subscription of the Subscription Shares pursuant to each of the Transaction Documents have been duly performed in all material respects, and no breach (or any event which, with notice, lapse of time, the making of a determination or any combination, would become a breach) under any Transaction Document has occurred and is continuing;

(c)	the Company has obtained and provided to the Investor copies of, all Authorizations needed by the Company or, the Sponsors and/or any of its Subsidiaries to execute, perform and comply with its obligations under the Agreement and they are in full force and effect;

(d)	since the date of the Agreement nothing has occurred which has had or could reasonably be expected to have a Material Adverse Effect;

(e)	the Company has adopted and provided to the Investor a ‘Cash Management Plan’ in the form and substance acceptable to the Investor at its sole discretion;

(f)	the Company has adopted an amended Charter, such amended Charter is fully effective, and such amended Charter is in form and substance satisfactory to the Investor and is consistent with the provisions of the Shareholders’ Agreement.

5.	The above certifications are effective as of the date of this Subscription Notice and shall continue to be effective as of the Subscription Date set out in paragraph 3 (as if made by reference to such date). If any such certification is no longer valid as of or prior to that Subscription Date, the Company undertakes to promptly notify the Investor by facsimile.

Yours faithfully,

By
Authorized Representative

By
Authorized Representative

[Enclosure [s]]:	[Resolution of the Company’s [board of directors]/[shareholders]];
[Subscription Form]

Copy to:	IFC GIF INVESTMENT COMPANY I
Attention: [●]

SCHEDULE III

PRE AND POST SUBSCRIPTION DATE SHAREHOLDING PATTERN OF THE COMPANY

Shareholders	Pre Cap Table		Post Cap Table
	Number of Shares	%	Number of Shares	%
IW Green Inc.	102,997	12.88	102,997	12.04
Azure Power Inc	5,311	0.66	5,311	0.62
Mr. Satnam Sanghera	1,522	0.19	1,522	0.18

Total promoter + Angel investors (Founders)	109,830	13.73	109,830	12.84

FC VI India Venture (Mauritius) Limited	219,883	27.50	219,883	25.71
Helion Venture Partners II LLC	203,126	25.40	203,126	23.75
International Finance Corporation	120,242	15.04	120,242	14.06
DEG	10	0.00	10	0.00
Proparco	10	0.00	10	0.00
IFC GIF Investment Company I	111,071	13.89	166,606	19.48

Total non-founder investors	654,342	81.82	709,877	88.77

ESOP	35,543	4.44	35,543	4.16

Total shares	799,715	100.00	855,250	100.00

*	CCDs, Series E and Series G CCPS and any other fixed return instruments are not part of this calculation